                                                                   EXHIBIT 99.1

                                [GRAPHIC OMITTED]

                                                FOR: TRANSPRO, INC.

                                                Contact:
                                                Richard A. Wisot
                                                Chief Financial Officer
                                                (203) 401-6452

                                                Morgen-Walke Associates
                                                Investors: Christine Mohrmann,
                                                Lauren Levine, Lindsay Hatton
                                                Media: Steve DiMattia
                                                (212) 850-5600

               TRANSPRO, INC. REPORTS SECOND QUARTER 2002 RESULTS

               o    SECOND QUARTER SALES INCREASE 12.8%

               o GROSS MARGIN PERCENTAGE IMPROVES TO 20.3% IN THE QUARTER FROM 11.9% IN THE PRIOR YEAR PERIOD

               o COMPANY REPORTS NET INCOME OF $1.5 MILLION, OR $0.21 PER DILUTED SHARE FOR THE QUARTER

NEW HAVEN, CONNECTICUT, July 30, 2002 - Transpro, Inc. (NYSE: TPR) today announced results for the second quarter and six months ended June 30, 2002.

"We are pleased to report a successful second quarter of 2002, in which we once again exceeded our previously stated guidance, achieving net income of $1.5 million, or $0.21 per diluted share, compared to a net loss of $2.8 million, or $0.44 per diluted share, in the second quarter of 2001. Operating income for the quarter was $2.6 million, versus a loss of $3.7 million a year ago," said Charles E. Johnson, President and Chief Executive Officer of Transpro. "Revenues grew 12.8% and our gross margin percentage increased to 20.3% from 11.9% in the second quarter of 2001. This quarter's results are evidence of our growing positive momentum. During the quarter, our talented Team, working within the framework of our five Strategic Corporate Values, has provided a glimpse of Transpro's potential."

Net sales grew 12.8% to $62.5 million in the second quarter 2002, compared with $55.4 million in the second quarter 2001, as the Company began to roll-out the new customer programs reported in the first quarter and enjoyed the impact of year over year growth with its major customers.

Automotive and Light Truck Group revenue was $44.0 million, a 14.9% increase from $38.3 million in the second quarter 2001, reflecting the addition of several new customers and line expansions with current customers, both of which were discussed in our first quarter conference call. Heat Exchange product sales grew 7.5% and Temperature Control product sales grew 55.4% over the prior year period.

Heavy Duty Group revenue improved 8.2% to $18.4 million in the second quarter 2002 from $17.0 million in the second quarter 2001. Despite continuing market pressure, Heavy Duty OEM sales grew 7.8%, reflecting the impact of actions taken in 2001, as well as some minor strengthening of customer volumes. These higher volumes reflect some level of customer purchases in anticipation of heavy truck engine changes as a result of new emission regulations, which will become effective in the third quarter. Heavy Duty Aftermarket sales increased 8.6% despite softness in all markets served by this unit.

Consolidated gross margin was $12.7 million, or 20.3% of revenue, in the second quarter 2002, compared to $6.6 million, or 11.9% of revenue, in the second quarter 2001. Gross margins benefited from the Company's multi-phased margin improvement activities, which began in the second quarter of 2001 and continue today. These include actions within both the Automotive and Light Truck and Heavy Duty Groups designed to improve labor efficiency and utilization, lower spending levels and reduce product costs. Margins in the Heavy Duty Group also benefited from lower warranty costs than were recorded a year ago.

 Mr. Johnson commented, "As reported last quarter, our improvement initiatives have taken some time to work their way through inventories and reach Company profits, however they are, quite obviously, beginning to make a major impact. In addition, our production levels this past quarter were at more normal levels, given our sales volume, when compared to the reduced levels last year as we addressed our inventory reduction program."

The Company's operating expenses were $10.0 million, or 15.9% of revenue, in the second quarter 2002, compared to $10.3 million, or 18.7 % of revenue, in the second quarter 2001. Lower expense levels primarily reflect benefits generated by the branch closure actions taken in 2001.

Second quarter restructuring charges of $0.1 million relate to earned severance costs and branch closing costs. In addition, $0.1 million was received from the sale of assets written off in 2001.

Operating income was $2.6 million in the second quarter of 2002 versus a loss of $3.7 million in the same period last year, an improvement of $6.3 million. The Automotive and Light Truck Group reported operating income of $3.9 million versus $1.0 million a year ago. This improvement resulted from increased sales and the benefits of the initiative programs implemented during the second half of 2001. The Heavy Duty Group realized operating income of $0.3 million versus an operating loss of $2.9 million last year. In the Heavy Duty OEM Business Unit, improved factory utilization, lower warranty costs, cost reductions and price changes accounted for the year over year improvement. This is the second consecutive quarter of operating profits in the Heavy Duty OEM Business Unit.

Consolidated net income in the second quarter 2002 was $1.5 million, or $0.21 per diluted share, compared to a net loss in the second quarter 2001 of $2.8 million, or $0.44 per diluted share.

At the end of the second quarter of 2002, the Company's inventory level of $61.7 million was $4.1 million above levels at the end of the first quarter, due to seasonal stocking of various products in advance of the active summer selling season and startup of the previously announced new business programs. Inventories are $2.7 million below a year ago, reflecting the Company's initiatives to lower dollar levels and increase inventory turnover. Accounts receivable levels increased by $15.1 million from the end of the first quarter and by $15.5 million from a year ago due to higher sales levels, extended terms on the new business initial stocking orders, and an ongoing shift in receivables mix toward longer payment cycles.

Net sales for the six months ended June 30, 2002 increased 12.2% to $113.4 million compared to $101.1 million in the same period last year. Automotive and Light Truck Group revenue increased 17.4% to $80.5 million in the first half of 2002 compared to $68.6 million in the first half of 2001, reflecting Heat Exchange and Temperature Control product sales growth of 10.2% and 69.2% respectively. As noted in our first quarter release, Heat Exchange product sales benefited from new program initiations postponed from the fourth quarter of 2001 by several major customers. Heavy Duty Group revenue improved slightly to $33.0 million in the 2002 six-month period compared to $32.5 million in the prior year period, as OEM growth of 5.6% offset a 2.4% decline in Aftermarket product sales.

Consolidated gross margin for the first half of 2002 improved significantly to $22.3 million, or 19.6% of revenue, versus $12.0 million, or 11.9% of revenue, in the first half of 2001. Operating expenses for the six-month period were $18.6 million, or 16.4% of revenue, compared to $19.0 million, or 18.8% of revenue, in the same period a year ago.

Consolidated operating income for first six months of 2002 was $3.5 million versus an operating loss of $7.0 million for the first six months of 2001. The Automotive and Light Truck Group reported operating income of $6.2 million in the first half of 2002 versus a slight operating loss in the first half of 2001. The Heavy Duty Group reported operating income of $0.2 million versus an operating loss of $4.9 million for the same period last year.

Income before the cumulative effect of the write-off of goodwill and an extraordinary item was $5.3 million, or $0.74 per diluted share, in the first half of 2002 compared to a loss of $6.1 million, or $0.93 per diluted share, in the first half of 2001. Results for the 2002 six-month period included a $3.8 million tax benefit, recorded in the first quarter, resulting from the tax legislation enacted during March 2002 that included a provision allowing pre-tax losses incurred in 2001 and 2002 to be carried-back for a period of five years instead of two years.

Net income for the first six months of 2002 was $0.6 million or $0.09 per diluted share compared to a net loss of $6.4 million, or $0.99 per diluted share, in the first six months of 2001. The 2002 results included a $4.7 million charge, or $0.65 per diluted share, associated with the cumulative effect of the write-off of goodwill as a result of the adoption of FASB Statement No. 142, which occurred in the first quarter.

In October 2001, the Company announced that it would be taking aggregate pre-tax restructuring charges of $6 to $7 million between the third quarter of 2001 and the second quarter of 2002. Through the second quarter of 2002, $4.8 million of the expected charges have been incurred. The Company now expects some of the remaining charges may extend into next year as the Company continues to review each of its Business Units.

Mr. Johnson commented, "As a result of the business position we have earned with our customers, we are well postured to benefit from their continued growth. Our customers have found value in our products and programs and, as a result, are extending their participation in our lines."

Mr. Johnson continued, "During the quarter, we took steps to solidify our reputation as `The Heat Transfer Professionals' by continuing a process of Brand consolidation around the Transpro name. Although this process began late last year, many aspects of our Brand transformation are just now coming into focus. As an example, we announced the launch of our new website at http://www.transpro.com, which has been designed to provide customers, investors and industry professionals with improved insight into our business and products. As it develops, it will become an important communication tool for our Company with all our constituents."

"An important aspect of our success to date has been our commitment to `Values Based Leadership' in that our Team has had a clear context in which to operate," stated Mr. Johnson, "We will continue in this quest and thank all our associates for their great efforts."

"While we are gratified by our recent accomplishments, we are also aware that it will take sustained hard work and discipline in order to realize our full potential," commented Mr. Johnson. "In coming quarters, we will continue to take initiatives to both strengthen and grow our business. Consistent with our previous guidance, we expect to report an operating profit before restructuring and other special charges for the third quarter and full year 2002. At the same time, we believe normal seasonal softness will impact fourth quarter 2002 results. While this softness has historically resulted in a operating loss for the quarter, we expect to show significant improvement over our 2001 results."

TRANSPRO, INC. is a manufacturer and supplier of heating and cooling systems and components for a variety of Aftermarket and OEM automotive, truck and industrial applications.

TRANSPRO, INC.'S STRATEGIC CORPORATE VALUES ARE:

               o    Being An Exemplary Corporate Citizen

               o    Employing Exceptional People

               o    Dedication To World-Class Quality Standards

               o    Market Leadership Through Superior Customer Service

               o    Commitment to Exceptional Financial Performance


FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.

                                                          - TABLES FOLLOW -

                                 TRANSPRO, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)




                                                                    THREE MONTHS                    SIX MONTHS
                                                                   ENDED JUNE 30,                  ENDED JUNE 30,
                                                              ---------------------------    ---------------------------
                                                                  2002           2001            2002           2001
                                                              ------------   ------------    ------------   ------------

Sales                                                            $ 62,472       $ 55,370        $113,434       $101,077
Cost of sales                                                      49,814         48,767          91,175         89,093
                                                              ------------   ------------    ------------   ------------
Gross margin                                                       12,658          6,603          22,259         11,984

Selling, general and administrative expenses                        9,951         10,327          18,564         19,005
Restructuring and other special charges                               116           -                183           -
                                                              ------------   ------------    ------------   ------------
Operating income (loss)                                             2,591         (3,724)          3,512         (7,021)
Interest expense                                                      869          1,223           1,687          2,394
                                                              ------------   ------------    ------------   ------------

Income (loss) before taxes, cumulative effect of
     accounting change and extraordinary item                       1,722         (4,947)          1,825         (9,415)

Income tax expense (benefit)                                          177         (2,098)         (3,476)        (3,358)
                                                              ------------   ------------    ------------   ------------

Income (loss) before cumulative effect of accounting
     change and extraordinary item                                  1,545         (2,849)          5,301         (6,057)
Cumulative effect of accounting change, net of tax                    -             -             (4,671)          -
Loss on debt extinguishment, net of tax                               -             -               -              (380)
                                                              ------------   ------------    ------------   ------------

Net income (loss)                                                 $ 1,545        $(2,849)       $    630       $ (6,437)
                                                              ============   ============    ============   ============

Basic income (loss) per common share:
    Before cumulative effect of accounting change
         and extraordinary item                                   $   .21        $  (.44)       $    .75       $   (.93)
    Cumulative effect of accounting change                            -             -               (.67)           -
    Loss on debt extinguishment                                       -             -                -             (.06)
                                                              ------------   ------------   ------------    ------------
    Net income (loss) per common share                            $   .21        $  (.44)       $    .08       $   (.99)
                                                              ============   ============   ============    ============

Diluted income (loss) per common share:
    Before cumulative effect of accounting change
         and extraordinary item                                   $   .21        $  (.44)       $    .74       $   (.93)
    Cumulative effect of accounting change                            -              -              (.65)           -
    Loss on debt extinguishment                                       -              -               -             (.06)
                                                              ------------   ------------   ------------    ------------
    Net income (loss) per common share                            $   .21        $  (.44)       $    .09       $   (.99)
                                                              ============   ============    ============   ============

Weighed average common shares-- basic                               6,982          6,586           6,982          6,584

                             -- diluted                             7,230          6,586           7,192          6,584


   Note: Certain prior year amounts have been reclassified to conform to the current year presentation.



                                  Table 1 of 3

                                 TRANSPRO, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                       (UNAUDITED)             (UNAUDITED)             DECEMBER 31,
                                                      JUNE 30, 2002           JUNE 30, 2001                2001
                                                    -----------------       ------------------     -------------------

Accounts receivable, net                                     $54,211                  $38,747                 $30,940
Inventories, net                                              61,687                   64,372                  60,180
Other current assets                                           3,353                   14,110                   4,824
Net property, plant and equipment                             25,615                   25,253                  24,469
Goodwill, net                                                      0                    6,669                   4,671
Other assets                                                   4,494                    2,348                   4,599
                                                    -----------------       ------------------     -------------------
Total assets                                                $149,360                 $151,499                $129,683
                                                    =================       ==================     ===================

Accounts payable                                             $27,297                  $16,705                 $20,316
Accrued liabilities                                           17,871                   14,962                  14,458
Total debt                                                    46,368                   48,428                  37,663
Other long-term liabilities                                    8,276                    6,398                   8,281
Stockholders' equity                                          49,548                   65,006                  48,965
                                                    -----------------       ------------------     -------------------
Total liabilities and stockholders' equity                  $149,360                 $151,499                $129,683
                                                    =================       ==================     ===================



                                  Table 2 of 3

                                 TRANSPRO, INC.

                            SUPPLEMENTARY INFORMATION

                                   (UNAUDITED)

                                 (IN THOUSANDS)

                                                      THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           JUNE 30,                           JUNE 30,
                                                --------------------------------   --------------------------------
                                                     2002               2001             2002             2001
                                                --------------    --------------   --------------    --------------

SEGMENT DATA
Trade sales:

Automotive and light truck                           $ 44,047          $ 38,347          $80,480           $68,559
Heavy duty                                             18,425            17,023           32,954            32,518
                                                --------------    --------------   --------------    --------------
   Total                                             $ 62,472          $ 55,370         $113,434          $101,077
                                                ==============    ==============   ==============    ==============

Operating income (loss):
Automotive and light truck                            $ 3,846            $  958          $ 6,216            $  (11)
Restructuring and other special charges                    34                 0               18                 0
                                                --------------    --------------   --------------    --------------
   Automotive and light truck total                     3,880               958            6,234               (11)
                                                --------------    --------------   --------------    --------------
Heavy duty                                                489            (2,875)             395            (4,908)
Restructuring and other special charges                  (150)                0             (201)                0
                                                --------------    --------------   --------------    --------------
   Heavy duty total                                       339            (2,875)             194            (4,908)
                                                --------------    --------------   --------------    --------------
Corporate expenses                                     (1,628)           (1,807)          (2,916)           (2,102)
                                                --------------    --------------   --------------    --------------
   Total                                              $ 2,591          $ (3,724)         $ 3,512          $ (7,021)
                                                ==============    ==============   ==============    ==============



CAPITAL EXPENDITURES                                  $ 2,210             $ 668          $ 3,385           $ 1,251
--------------------                            ==============    ==============   ==============    ==============












                                  Table 3 of 3

                                       END